                                                            EXHIBIT 10.12

                                 Robert "Kam" Kamerschen
                                 Chairman and Chief Executive Officer
                                 Advo, Inc.

  May 21, 1997

  Mr. Russell Hogg
  Sunnygables
  West Nyack, NY

  Dear Russ:

  It is with great pleasure that the Board of Micrografx would like to offer you the position of non executive Chairman of Micrografx as described in the attached position description. You and I have had some discussion regarding compensation for this position, and I have been requested by the Board, as Chairman of the Board's Compensation Committee, to propose the following:

  BOARD MEMBER COMPENSATION:  Board Members currently receive $20,000 as an
  -------------------------
  annual retainer and $1,000 for every Board Meeting, Board Committee Meeting, or Board conference call in which they participate, all paid on a quarterly basis. New Board Members receive a one time 20,000 stock option grant vesting in 25% increments on each anniversary of the date of grant. After the first year, all Board Members currently receive a 7,500 stock option grant on an annual basis, also vesting in 25% increments on each anniversary date. It is being proposed at the next Shareholder Meeting (October/November 1997), that the annual stock option grant be increased to 10,000 option shares. Also, as part of this proposal, Board Members would receive $10,000 to cover all face-to-face and conference call meetings which come up during the course of the year, rather than trying to decipher which Board conference calls are entitled to have meeting status and which are not.

  Finally, it is being proposed that Board Members be given the alternative of receiving a stock option grant which is equivalent to either or both the $10,000 meeting stipend and the annual retainer of $20,000. Under the plan being proposed, Directors who elect stock in lieu of cash will receive two dollars worth of stock options for every dollar of retainer and/or meeting fee they chose to exchange. At the current stock price, when applying the Black-Scholes method of valuing stock options, the total of $30,000 in fees would equal approximately 14,000 MGX stock options.

  ADDITIONAL CHAIRMAN COMPENSATION:  To provide the non executive Chairman
  ---------------------------------
  position with the greatest possible flexibility, during the first year only, you will apply your "normal" consulting fee of $1,500 per diem to each day that you're working with Micrografx (a "day" being comprised of eight to ten hours worth of Micrografx activity). A cap of $50,000 would be set for your first year as non executive Chairman, providing room for an up front, get acquainted amount of time with the Company in Richardson, Texas, and also allowing for other exceptional time requests that Micrografx might make for your services.

  The non executive Chairman will also receive- beyond the standard Board Member stock option grants- an additional 10,000 stock option grant at the time of election, as well as an additional 5,000 stock option grant in each of the next three years, all vesting in accord with the schedule outlined above, in place of the special per diem consulting fee.

  NETTING THIS OUT:  The net of the preceding is that in your first year in this
  -----------------
  position:

        1.) You have the potential to receive a total of $80,000 in cash compensation-comprised of the $20,000 annual retainer, the $10,000 meeting equivalent fee, and the potential of up to $50,000 in consulting fees.

        2.) You will receive a total of 30,000 option shares- comprised of an immediate grant of 20,000 option shares as a new Board Member and a special 10,000 option grant to reflect the significance of the non Executive Chairman position.

  The per diem arrangement has a one year duration. However, the 5,000 option grant above and beyond any regular Board Member stock grants will continue for at least three years. Director and Officer liability insurance is also covered by the Company.

  Sincerely,

  /s/ Kam

  Robert Kamerschen


  RK/alm

  cc:  Micrografx Board of Directors
       Edward Pearce
       Larry G. Morris